Exhibit 3.5

July 3, 2018

Re: Perk International, Inc

To Whom it May Concern:

Please be advised that, effective immediately, the undersigned hereby resigns as an officer and director of the above-reference corporation.

Yours very truly,

/s/ Adam S. Tracy
ADAM S. TRACY

Sworn before me this 3rd day of July, 2018

/s/ Megan Ruettiger

Notary Public

[Notary seal here]